Exhibit 4.3

DESCRIPTION OF THE COMPANY’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

Hooker Furniture Corporation (“we,” “us,” “our,” or the “Company”) has one class of security registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, no par value. The following description of our Common Stock is a summary and is qualified in its entirety by reference to our Amended and Restated Articles of Incorporation (the “Articles”) and our Amended and Restated Bylaws (the “Bylaws”), which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit is a part. You are encouraged to read our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws, as well as applicable provisions of the Virginia Stock Corporation Act, as amended.

Authorized Shares

The authorized capital stock of the Company consists of 20,000,000 shares of common stock, no par value (the “Common Stock”). As of April 13, 2020, there were 11,872,461 shares of Common Stock issued and outstanding.

Listing

Our Common Stock is traded on the NASDAQ Global Select Market under the symbol “HOFT.”

Voting Rights

Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Common Stock do not have cumulative voting rights, and therefore holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

Dividends; Liquidation Rights and Other Rights

Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities.

The Common Stock has no preemptive or conversion rights and is not subject to further call for assessments by the Company. The Common Stock currently outstanding is validly issued, fully paid and nonassessable. There are no redemption or sinking fund provisions.  The Common Stock is not subject to any provision discriminating against any existing or prospective holder of the Common Stock as a result of such holder owning a substantial amount of Common Stock.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Co., LLC.

Virginia Stock Corporation Act and our Articles of Incorporation and Bylaws

General

We are a Virginia corporation subject to the Virginia Stock Corporation Act (the “Virginia Act”). Provisions of the Virginia Act, in addition to provisions of our Articles and our Bylaws, address corporate governance issues, including the rights of shareholders. Some of these provisions could hinder management changes while others could have an anti- takeover effect. This anti-takeover effect may, in some circumstances, reduce the control premium that might otherwise be reflected in the value of our common stock.

Certain key provisions of the Virginia Act and our Articles and our Bylaws are summarized below.

Business Combinations

The Company’s Articles require, in addition to any vote required by law or the Articles, subject to certain exceptions, that certain fundamental corporate transactions (“business combinations”) between the Company (including any subsidiary of the Company) and any beneficial holder of more than 10% of the Company’s outstanding voting stock (an “interested stockholder”) or an affiliate or associate of such interested stockholder be approved by the holders of at least 75% of the then outstanding shares of the voting stock of the Company. “Business combinations” include (i) mergers and consolidations, (ii) statutory share exchanges, (iii) dispositions of all or a substantial part of corporate assets, (iv) any issuance or transfer by the Company of any securities of the Company having a fair market value equal to or greater than 10% of the aggregate fair market value of the outstanding voting stock of the Company, (v) any liquidation or dissolution of the Company, or (vi) any reclassification, (including reverse stock splits), recapitalization or merger or consolidation of the Company with any of its subsidiaries, that increases by more than 5% the percentage of any securities of the Company beneficially owned by an interested stockholder.

The exceptions to the 75% stockholder approval requirement require either that (i) the business combination be approved by a majority of the Company’s “continuing directors” or (ii) the business combination satisfy certain fair-price and procedural requirements. In general, the fair-price requirements provide that in a two-step acquisition transaction, the interested stockholder must pay the stockholders of the Company in the second step either the same amount of cash or the same amount and type of consideration paid to acquire the Company’s shares in the first step. A “continuing director” includes any director who (a) was a member of the Board before December 28, 1987 (the date the Company’s Amended and Restated Articles of Incorporation were adopted), (b) is unaffiliated with the interested stockholder and was a director prior to the time the interested stockholder became an interested stockholder, or (c) any successor of a continuing director who is unaffiliated with the interested stockholder and is recommended to succeed a continuing director by a majority of continuing directors then on the Board.

These provisions are designed to deter certain types of takeovers of the Company. The Company’s Articles require the affirmative vote of 75% of the voting shares of the Company to amend or repeal these interested stockholder provisions.

Affiliated Transactions

The Virginia Act contains provisions governing “Affiliated Transactions.” These provisions, with several exceptions discussed below, generally require approval of certain material transactions between a Virginia corporation and any beneficial holder of more than 10% of any class of its outstanding voting shares (an “Interested Shareholder”) by a majority of disinterested directors and by the holders of at least two-thirds of the remaining voting shares. Affiliated Transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the Company proposed by or on behalf of an Interested Shareholder, or any reclassification, including reverse stock splits, recapitalization or merger of the Company with its subsidiaries, which increases the percentage of voting shares owned beneficially by an Interested Shareholder by more than 5%.

For three years following the time that an Interested Shareholder becomes an owner of 10% of the outstanding voting shares, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder without the approval of two-thirds of the voting shares other than those shares beneficially owned by the Interested Shareholder, and the approval of a majority of the Disinterested Directors. “Disinterested Director” means, with respect to a particular Interested Shareholder, a member of the Company’s Board of Directors who was a member on the date on which an Interested Shareholder became an Interested Shareholder or recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the Board.

After the expiration of the three-year period, the statute requires approval of Affiliated Transactions by two-thirds of the voting shares other than those beneficially owned by the Interested Shareholder.

The principal exceptions to the special voting requirements apply to transactions proposed after the three-year period has expired and require either that the transaction be approved by a majority of the Company’s Disinterested Directors or that the transaction satisfy the fair-price requirements of the statute. In general, the fair-price requirement provides that in a two-step acquisition transaction, the Interested Shareholder must pay the shareholders in the second step either the same amount of cash or the same amount and type of consideration paid to acquire the Company’s shares in the first step.

None of the foregoing limitations and special voting requirements applies to an Interested Shareholder whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the Company’s Disinterested Directors.

These provisions are designed to deter certain types of takeovers of Virginia corporations. The statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation can adopt an amendment to its articles of incorporation or by-laws providing that the Affiliated Transactions provisions shall not apply to the Company. The Company has not “opted out” of the Affiliated Transactions provisions.

Control Share Acquisitions

Virginia law also generally provides that shares of a Virginia corporation acquired in a transaction that would cause the acquiring person’s voting strength to meet or exceed any of three thresholds (20%, 33-1/3% or 50%) have no voting rights with respect to such shares unless granted by a majority vote of shares not owned by the acquiring person or any officer or employee-director of the Company. This provision empowers an acquiring person to require the Virginia corporation to hold a special meeting of shareholders to consider the matter within 50 days of its request. The Board of Directors of a Virginia corporation can opt out of this provision at any time before four days after receipt of a control share acquisition notice.

Additional Provisions of our Articles and Bylaws

Election of Directors: Except as described below under the heading “Vacancies”, directors shall be elected by the holders of the Common Stock at each annual meeting of shareholders or at a special meeting called for such purpose. Directors shall be elected by a plurality of the votes cast by the shares of Common Stock entitled to vote in the election of directors at a meeting at which a quorum is present. No individual shall be named or elected as a director without such individual’s prior consent. Shareholders may remove one or more directors with or without cause. Unless our Articles require a greater vote, a director may be removed if the number of votes cast to remove the director constitutes a majority of the votes entitled to be cast at an election of directors. A director may be removed by the shareholders only at a meeting called for the purpose of removing such director and the meeting notice must state that the purpose, or one of the purposes of the meeting, is removal of the director.

Vacancies: Any vacancy occurring in the Board of Directors, including a vacancy resulting from the removal of a director or an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors, unless otherwise provided by law. The term of a director elected by the Board of Directors to fill a vacancy shall expire at the next shareholders’ meeting at which directors are elected.

Shareholder Meetings: Under our Bylaws, special meetings of shareholders may only be called by the Chairman of the Board of Directors, the Chief Executive Officer or the Board of Directors.

Advance Notice of Shareholder Nominations and Shareholder Business: Our Bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of persons for election as directors, other than nominations made by or at the direction of the Board of Directors.

Limitation of Liability and Indemnification Matters: In every instance permitted by Virginia Law, the liability of a director or officer of the Company to the Company or its shareholder arising out of a single transaction, occurrence or course of conduct shall be limited to one dollar ($1.00). Our Articles require the Company to indemnify  any individual who is, was or is threatened to be made a party to a proceeding (including a proceeding by or in the right of the Company) because he is or was a director or officer of the Company or because he is or was serving the Company or any other legal entity in any capacity at the request of the Company while a director or officer of the Company, against all liabilities and reasonable expenses incurred in the proceeding except such liabilities and expenses as are incurred because of his willful misconduct or knowing violation of the criminal law. Service as a director or officer of a legal entity controlled by the Company shall be deemed service at the request of the Company. This indemnification covers all expenses reasonably incurred by a director or office. The determination that indemnification under our Articles is permissible and the evaluation as to the reasonableness of expenses in a specific case shall be made, in the case of a director, as provided by law, and in the case of an officer, as provided in our Articles; provided, however, that if a majority of the directors of the Company has changed after the date of the alleged conduct giving rise to a claim for indemnification, such determination and evaluation shall, at the option of the person claiming indemnification, be made by special legal counsel agreed upon by the Board of Directors and such person. Unless a determination has been made that indemnification is not permissible, the Company shall make advances and reimbursements for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking from him to repay the same if it is ultimately determined that he is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to his ability to make repayment. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a director or officer acted in such a manner as to make him ineligible for indemnification. The Company is authorized to contract in advance to indemnify and make advances and reimbursements for expenses to any of its directors or officers to the same extent provided in our Articles. The Company may, to a lesser extent or to the same extent that it is required to provide indemnification and make advances and reimbursements for expenses to its directors and officers, provide indemnification and make advances and reimbursements for expenses to its employees and agents, the directors, officers, employees and agents of its subsidiaries and predecessor entities, and any person serving any other legal entity in any capacity at the request of the Company, and may contract in advance to do so.